Exhibit 5.1

July 21, 2026

RE: Notice of Termination of Cash and Share Exchange Agreement

To Mr. Charles Nader and to whom it may concern:

Reference is made to that certain Cash and Share Exchange Agreement entered into as of August 8, 2024 by and among DOC.COM INC., CHARLES NADER (together with DOC.COM INC., the "Parent"), KNOTION, S.A. DE C.V. ("Knotion"), TMB FINANCIAL, S.A. DE C.V. ("TMB"), and the equity holders listed therein (the "Equity Holders" and, together with the Parent, Knotion and TMB, the "Parties"), as amended (the Agreement"). Unless otherwise noted, capitalized terms have the meanings given to them in the Agreement.

Please take notice that, pursuant to Article VII of the Agreement, the Equity Holders hereby terminate the Agreement because the Listing failed to take place on or before October 30, 2024. As of the date of this notice, the Agreement shall cease to produce effects between the Parties, without liability of any kind whatsoever between the Parties.

Parent should immediately correct any and all statements made before the U.S. Securities and Exchange Commission concerning the Agreement and the transactions contemplated by it. Unless and until such statements are corrected, Parent should withdraw the current Listing application and any securities offerings that have relied on such statements.

The Equity Holders reserve all rights and waive none.

Please include Alejandro González Lazzeri (alejandro.gonzalez.lazzeri@skadden.com) and Robert Fumerton (robert.fumerton@skadden.com) in all future communications regarding the Agreement.

Sincerely, the Equity Holders

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Jorge Alberto Cisneros Vargas, attorney-in-fact for:
Proyectos Inmobiliarios de Morelia, S.A. de C.V.
Desarrolladora Tres Marias, S.A. de C.V.
Proyectos Inmobiliarios 40, S.A. de C.V.
Infraestructuras Tres Marias, S.A. de C.V.

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Bernardo Santos Santos, attorney-in-fact for:
SECOVE Proyectos y Construcciones, S.A. de C.V.

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Tadashi Jafet Alanis Rangel, attorney-in-fact for:
Suministros Integrales Guayangareo, S.A. de C.V.

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Noel Thomas Trainor Padilla